Exhibit 10.36

To:	Alok Mohan

From:	Frank Wilde

Date:	January 19, 2004

Subject:	Consulting Agreement

As we have discussed, the continuation of your active consulting agreement with the Company is important to Tarantella’s success. We have agreed to maintain your current consulting role for the 2004 calendar year. As in prior years, this agreement is based on 25% of your time.

The Board and I would like to thank you for taking on the role of Acting CFO. As we now have hired John Greeley, we have agreed that your services in this role are no longer required as of January 5, 2004.

The Board would like to change the terms of your consulting compensation, as outlined below. These terms will remain in effect until December 31, 2004. You will receive $22,500 annually (paid monthly) cash compensation, and you will receive 67,500 shares of restricted stock. The Shares are subject to a risk of forfeiture in the event of certain terminations of service relationship, which risk of forfeiture will lapse over time based on continued performance of services or earlier upon a change of control of Tarantella, Inc.

•	Term of the agreement shall be for one year commencing January 1, 2004 and will be renewable by mutual agreement of both parties with approval by the Compensation Committee.

•	$90,000 annually (paid annually) as a target incentive. Incentive payments shall be made solely based upon Tarantella’s performance against its Revenue and Operating Income measures paid in accordance with the provisions of the Tarantella Management Incentive Plan.

•	In accordance with Tarantella’s policy, as an ex-CEO and member of Tarantella’s Board of Directors, you will continue to be covered under the Company’s medical, dental and vision plans. There will continue to be no coverage for life insurance or disability as a consultant.

This agreement supercedes any and all prior agreements between you and the Company. Compensation paid to you will be in lieu of other compensation normally accorded to members of the Company’s Board of Directors. While covered under this agreement you will specifically not receive compensation for your participation on the Board or for attendance at committee meetings and/or board meetings and will not be entitled to additional stock options granted to board members on an annual basis.

By signing below, I am agreeing to the provisions of this agreement and waive my right to receive such compensation and stock options as normally accorded members of the Board.

/S/ ALOK MOHAN	January 19, 2004

Agreed: Alok Mohan	Date